Exhibit 3.13

Certificate of Amendment to Certificate of Formation

of

DGC PROPERTIES LLC

It is hereby certified that:

1.   The name of the limited liability company (hereinafter called the “limited liability company”) is DGC PROPERTIES LLC.

2.   The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement.

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability

Company Act are Corporation Service Company, 2711 Centerville

Road, Suite 400, Wilmington, DE 19808.”

Executed on 02-06-03

Signature:	/s/ Susan Lanigan

Name:	Susan Lanigan, Authorized Person

CERTIFICATE OF FORMATION

OF

DGC PROPERTIES LLC

This Certificate of Formation of DGC Properties LLC (the “Company”), dated May 29, 2002, is being duly executed and filed by Yael Lustmann, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, cı seq.).

FIRST.  The name of the limited liability company formed hereby is DGC Properties LLC.

SECOND.  The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, Dover, Delaware 19901.

THIRD.  The name and address of the registered agent for service of process on the Company in the State of Delaware are c/o National Registered Agents, Inc., 9 East Loockerman Street, Dover, Delaware 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Signature:	/s/ Yael Lustmann

Name:	Yael Lustmann, Authorized Person